October 4, 2005

Richard Surratt

8208 Dunsinane Court

McLean, Virginia 22102

(571) 432-7776

Dear Richard:

All of us at ProQuest Company have enjoyed meeting with you and discussing our future business opportunities. We are convinced that you will bring real strength to our team and make significant contributions toward the success of our company.

Therefore, I am pleased to extend our offer of employment to you, reporting directly to me. Your employment will begin November 2, 2005 and you will be appointed to the position of Senior Vice President & Chief Financial Officer on November 11, 2005.

Our offer is comprised of the following elements:

•	You will be paid a base salary of $11,528.46 bi-weekly ($ 300,000.00 if annualized).

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As a key executive you will be eligible to participate in our Financial Bonus Plan at 50% of your base salary for on target performance. This bonus is capped at 200 percent of target and represents significant potential if the company over-achieves its targets. Your bonus participation will be pro-rated by month as of your start date.

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You will receive an initial three- year grant totaling 175,000 options on ProQuest Company stock. These options will be awarded on your start date, and priced as of market close on that date, but in no event at a price below $30.97 per share. They are subject to both price and service vesting as described in the attached option agreement. Your likely next consideration for a grant would be after October 2008. Nonetheless, the Compensation Committee and CEO have flexibility to make compensation decisions based on performance at any time.

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You will receive a grant of restricted stock valued at $200,000 based on ProQuest Company’s stock price as of market close on your start date. This grant is intended to provide alternate value to benefits you may forfeit in your resignation from your current employer and to align you with the investors and strategy of ProQuest Company. Vesting on the restricted stock is 50% after two years of service and 50% after three years of service

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You will be eligible for relocation benefits as detailed in the attached Senior Management Homeowner Relocation Plan summary. This benefit must be reimbursed to the company if you leave within the first 12 months of employment.

•	You will receive a monthly allowance of $926 for the business use of your personal car. This monthly allowance commences on your start date.

•	You will be eligible for the executive perquisite benefit of up to a maximum of $7,000 annually.

•	You will be eligible for four weeks of annual vacation, accrued at 13.33 hours per month.

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You will be eligible to participate in the company’s benefits program, which includes our group insurance plan, a 401(k) profit sharing plan, for which you are immediately eligible, the Executive Deferred Compensation plan (enrollment needs to be completed within 30 days of your start date), and our executive LTD plan at our group rate. ProQuest reserves the right to modify, suspend or terminate these plans at its discretion.

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Effective January 1, 2006 you will be eligible to participate in the ProQuest Supplemental Executive Retirement Plan (SERP)-currently a contribution equal to 15% of base + bonus earnings for the calendar year, contributed to the EDCP above. Plan provisions apply, enclosed.

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Should you be involuntarily terminated by Proquest Company for reasons other than cause, you will be eligible for twelve months of base pay, paid as severance, contingent upon your signing a severance agreement and general release provided by the Company. This severance is in lieu of any other severance or separation pay you may be entitled to under Proquest Company policy.

By accepting our offer and signing this letter you affirm that:

You have the full right and authority to perform any services required of you in your position as a Chief Financial Officer.

By performing such services you are not breaching any contract or legal obligation you owe to any third party.

You will not disclose to ProQuest any confidential information of any third party.

You will be required to sign an agreement to protect ProQuest Company confidential information that includes certain non-compete and non-disclosure provisions. A copy of this document is enclosed for your review and you will be asked to sign a copy to on your first day. Your employment with ProQuest is “at will”.

In addition, you understand that:

This job offer is contingent upon our receipt from you of a complete and signed application.

This offer is also contingent upon your satisfactory completion of a drug screening test before your starting date. Please contact Quest Diagnostics at 800-377-8448 for directions to a clinic near your home for the drug test. You will need to bring along the enclosed form to your appointment. Please follow up with Donna Smith at 734-997-4913 or Linda Longo-Kazanova in Human Resources regarding the application or any other outstanding matter.

This offer is further contingent upon your providing us with verification of your identity and ability to work legally for ProQuest in the United States. A Human Resources representative will be conducting orientation with you during your first week of work. Please bring a copy of your 1) driver’s license and 2) social security card or birth certificate on your first day for us to verify work eligibility in accordance with federal immigration laws. Please refer to the attached I-9 form for a list of other acceptable documentation and be prepared to offer items from this list as part of our hiring process on your first day.

We recommend that you retain one copy of these materials for your records. We request a response to our offer by 10/6/05. Should you have any questions, please feel free to contact Linda Longo-Kazanova at 734 997-4913.

Once again, we are excited to have you join us and look forward to working with you and having you share in ProQuest's success.

Sincerely,

/s/ Alan Aldworth

Alan Aldworth

Chairman and CEO

Please sign as your acceptance and fax to Linda Longo-Kazanova, Sr. Vice President of Human Resources & Business Optimization @ 734 997-4289

Offer Accepted:	/s/ Richard Surratt	October 6, 2005
	Signature	Date

Cc: Linda Longo-Kazanova